SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2017

ROCKY MOUNTAIN HIGH BRANDS, INC.

(Exact name of the registrant as specified in its charter)

Nevada	000-55609	90-0895673
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9101 LBJ Freeway, Suite 200; Dallas, TX	75243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-260-9062

______________________________________________________

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On December 4, 2017, we entered into a three-year Master Manufacturer Agreement (the “Agreement”) with CBD Alimentos SA de CV (“CBD”), a Mexican food and beverage distributor. Under the Agreement, CBD will be our exclusive distributor in Mexico of all of our energy and soft drinks with hemp seed oil and hemp seed extract. In turn, we will be CBD’s exclusive supplier of such products. For the exclusivity to remain effective through 2018, we must supply, and CBD must purchase, at least 16,000,000 cans. Volume requirements for 2019 will be negotiated. The beverages supplied to CBD will be private label products made to order for CBD, and we will cooperate on laboratory and taste-testing of each batch of beverages at the copacking facility. CBD’s initial purchase order will be at least 8,000,000 cans, with a 50% deposit on all orders to be segregated into a separate operating account established and maintained by the Company. CBD will maintain a positive cash balance in the account at all times. The Company will have full unilateral authority to disburse funds from the account to vendors, suppliers, copackers and the Company solely for the purposes of production and the Company’s margin on the sale.

The foregoing description of the Agreement is not complete and is qualified by reference to the full text of the document, a copy of which is filed as an Exhibit to this Form 8-K and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Master Manufacturer Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

ROCKY MOUNTAIN HIGH BRANDS, INC.

Date: December 14, 2017

By: /s/ Michael Welch

Michael R. Welch

President and Chief Executive Officer

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